Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS SECOND QUARTER 2025 RESULTS AND
UPDATES FULL YEAR 2025 GUIDANCE

DALLAS, Texas, July 22, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2025. A slide presentation summarizing the highlights of Matador’s second quarter 2025 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Second Quarter 2025 Financial and Operational Highlights

•Record quarterly production of 209,013 barrels of oil and natural gas equivalent per day (“BOE/d”) including 122,875 barrels of oil per day (“Bbl/d”);
•Matador’s integrated upstream and midstream business generated net cash provided by operating activities of $501 million and adjusted free cash flow of $133 million, representing an industry-leading free cash flow margin;
•Reconfirmation of April 2025 activity guidance with continued operational improvement demonstrated through better-than-expected drilling and completions costs of approximately $825 per completed lateral foot and lease operating expenses of $5.56 per BOE;
•San Mateo Midstream increased its processing capacity 38% from 520 million cubic feet of natural gas per day (“MMcf/d”) to 720 MMcf/d with the startup of the recently completed Marlan Plant expansion;
•San Mateo Midstream delivered record quarterly net income of $66 million and record quarterly Adjusted EBITDA of $85.5 million;
•Resilient balance sheet with over $1.8 billion of liquidity and a leverage ratio of less than 1.0x as of
June 30, 2025;
•Declared quarterly base dividend of $0.3125 per share, representing $1.25 per share on an annualized basis and a yield of approximately 2.5% as of July 21, 2025;
•Balanced allocation of free cash flow (post dividend payment) across share repurchases, brick-by-brick land acquisitions and repayment of credit facility;
•Repurchased 1.1 million shares of the Company’s common stock, or approximately 1% of total shares of common stock outstanding as of June 30, 2025, at an average price of $40.37 per share, compared to current share price of $49.86 per share as of July 21, 2025; and
•Matador not only anticipates 2025 full year production will be a record for annual production but also is increasing full year 2025 guidance range for total daily production from 198,000 – 202,000 BOE/d to 200,000 – 205,000 BOE/d.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador is pleased to report our second quarter where we achieved record production alongside robust free cash flow (see Slide  A and B). Throughout Matador’s 40-year history, we have consistently pursued long-term value creation for our shareholders through prudent capital allocation, just as we continue to do today, so that our oil and natural gas production and our free cash flow can grow in tandem. Matador achieves this balanced growth through our integrated team approach across the drilling, completion, production and midstream teams. This integration allows us to profitably develop at a measured pace our over 200,000 net acre position in the Delaware Basin. Matador aims, with a conservative balance sheet, to use our free cash flow to return capital to our shareholders through dividends and share repurchases and to reinvest in our business through our brick-by-brick land acquisition strategy. In the second half of 2025 and into 2026, we expect to continue to increase our ten to 15 years of quality Delaware Basin inventory and to enhance our asset positions in our key asset areas to drive growth and profitability. Matador is excited about the growing upstream and midstream opportunities we can see ahead of us for our business going forward.”

Upstream Operations Summary

Matador delivered record production in the second quarter of 2025 of 209,013 barrels of oil and natural gas equivalent per day including 122,875 barrels of oil per day. These results were above our guidance range for production volumes, and we achieved this record production through outperformance of both wells turned to sales this year and our pre-existing base production (see Slide C). Matador turned to sales 32 gross (22.8 net) operated wells during the second quarter of 2025. Matador’s reserve growth is expected to be generally consistent with its production growth.

In response to market and commodity price volatility in the beginning of the second quarter, Matador announced in April it would moderate its drilling activity in 2025. Following through with this announcement, Matador contractually released its ninth drilling rig earlier this summer and expects to operate eight drilling rigs by August 1, 2025. Despite this reduced rig activity, Matador plans to turn-to-sales record yearly lateral footage in 2025, which is accomplished by reduced drilling times, higher optimization of simul or trimul-frac and other operational and vendor efficiencies (see Slide D). The Matador team expects to continue to evaluate opportunities to adjust its operated rig count through the remainder of 2025 as it balances production and reserve growth with free cash flow generation for 2025, 2026 and beyond.

San Mateo Summary

San Mateo Midstream increased its processing capacity from 520 MMcf/d to 720 MMcf/d with the successful startup of the Marlan Plant expansion, which was delivered on-time and on-budget in May 2025, especially since the completion of the connector between the Black River and Marlan systems (see Slide E). The system continues to deliver flow assurance to both Matador and third-party producers. We believe the strategic value of this flow assurance contributes to Matador’s leading free cash flow margin and reduces commodity price volatility. Matador will continue to look for opportunities to highlight the ways this asset is creating value for Matador’s shareholders.

Financial Summary

Matador’s integrated upstream and midstream business generated net cash provided by operating activities of $501 million and adjusted free cash flow of $133 million during the second quarter of 2025.

Second quarter 2025 total capital expenditures of $402 million include $345 million of upstream capital expenditures and $56 million of midstream capital expenditures.

Second quarter 2025 net income was $150 million and Adjusted EBITDA was $594 million.

Cash operating costs, inclusive of LOE, production taxes, transportation and processing, plant and other midstream services operating and G&A for the second quarter of 2025 were $13.76 per BOE representing an approximate 13% reduction from first quarter 2025 cash operating costs of $15.84 per BOE.

During the second quarter of 2025, Matador repaid $15 million of credit facility borrowings, resulting in a total leverage ratio of less than 1.0x and liquidity of more than $1.8 billion in accordance with its previously disclosed projection that Matador would reduce leverage below 1.0x by the end of the second quarter of 2025 (see Slide F).

San Mateo Midstream delivered record quarterly net income of $66 million and record quarterly Adjusted EBITDA of $85.5 million in the second quarter, with both amounts being gross to the joint venture. Matador’s ownership of San Mateo is 51%.

Shareholder Returns Summary

Matador announced on July 15, 2025 that its Board of Directors declared a quarterly cash dividend of $0.3125 per share of common stock payable on September 5, 2025 to shareholders of record as of August 15, 2025. Matador’s base dividend represents an annualized yield of approximately 2.5% as of July 21, 2025.

During the second quarter of 2025, Matador repurchased 1.1 million shares of our common stock, or approximately 1% of the total shares of common stock outstanding as of June 30, 2025, at an average repurchase price of $40.37 per share (see Slide G). This represents $44 million of total shares repurchased under Matador’s $400 million share repurchase authorization. Matador expects to be opportunistic and active with regards to any future share repurchases while considering a variety of factors, including Matador’s share price, market conditions, trading volumes and other uses for Matador’s free cash flow.

In addition to Matador’s share repurchase program, over 95% of Matador employees have elected to participate in Matador’s Employee Stock Purchase Plan, or ESPP. Matador’s board, management and staff have long been active and regular purchasers of Matador’s shares in the open market. In fact, Matador’s directors and executive officers purchased an aggregate amount of 31,100 shares of Matador stock for $1.6 million during the second quarter of 2025 (see Slide H).

Sustainability Report

Matador has published its 2024 Sustainability Report to the Company’s website, and it is also available in paper copy upon request.

Closing Thoughts

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador’s business model is well positioned to deliver superior free cash flow margin and oil production growth through the various commodity cycles. With a strong balance sheet, $1.8 billion in liquidity, a deep inventory of drilling locations and a growing and strategic midstream business, Matador believes it is ready and able to continue to increase its asset base, cash flow and shareholder value while maintaining a resilient balance sheet throughout the remainder of 2025 and beyond (see Slide  I).”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2025 Guidance Update

Effective July 22, 2025, Matador increased its full-year 2025 guidance range for total oil and natural gas equivalent production, oil production and natural gas production as set forth in the table below. Notably, Matador is increasing its full-year 2025 production guidance ranges without changing its 2025 capital expenditure guidance, reflecting Matador’s improving capital efficiency.

Production	Prior Full-Year 2025 Guidance Range	New Full-Year 2025 Guidance Range	Difference(1)
Total, BOE per day	198,000 to 202,000	200,000 to 205,000	+1.3%
Oil, Bbl per day	117,000 to 119,000	117,500 to 119,500	+0.4%
Natural Gas, MMcf per day	486 to 498	495 to 513	+2.4%
D/C/E CapEx(2)	$1.18 to $1.37 billion	$1.18 to $1.37 billion	No Change
Midstream CapEx(3)	$120 to $180 million	$120 to $180 million	No Change
Total CapEx	$1.30 to $1.55 billion	$1.30 to $1.55 billion	No Change

(1) The midpoint of guidance as updated on July 22, 2025 as compared to the midpoint of guidance provided on April 23, 2025.
(2) Capital expenditures associated with drilling, completing and equipping wells.
(3) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.

Operational and Financial Update

Hedging Update

The following tables summarize Matador’s oil and natural gas hedges that were in place as of June 30, 2025.

Oil Costless Collars	Volume Hedged (Bbl per day)	Weighted Average Price Floor ($/Bbl)	Weighted Average Price Ceiling ($/Bbl)
H2 2025	70,000	$52	$77

Natural Gas Costless Collars	Volume Hedged (MMcf per day)	Weighted Average Price Floor ($/MMBtu)	Weighted Average Price Ceiling ($/MMBtu)
2026	150.0	$3.50	$6.70

Waha Basis Differential Swaps	Volume Hedged (MMcf per day)	Weighted Average Swap Price ($/MMBtu)
2025	30.0	-$0.59
2026	150.0	-$2.52

Second Quarter 2025 Oil, Natural Gas and Total Oil and Natural Gas Equivalent Production

As summarized in the table below, Matador’s total oil and natural gas production averaged 209,013 BOE per day in the second quarter of 2025, which was a 30% year-over-year increase from an average of 160,305 BOE per day in the second quarter of 2024. The better-than-expected oil and natural gas production was primarily due to the continued outperformance of acquired properties from previous years and wells that were turned to sales in the fourth quarter of 2024.

Production	Q2 2025 Average Daily Volume	Q2 2025 Guidance Range(1)	Difference(2)	Sequential(3)	YoY(4)
Total, BOE per day	209,013	206,000 to 208,000	+1% Better than Guidance	+5%	+30%
Oil, Bbl per day	122,875	121,500 to 122,500	+1% Better than Guidance	+7%	+29%
Natural Gas, MMcf per day	516.8	507.0 to 513.0	+1% Better than Guidance	+3%	+33%

(1) Production range previously projected, as provided on April 23, 2025.
(2) As compared to midpoint of guidance provided on April 23, 2025.
(3) Represents sequential percentage change from the first quarter of 2025.
(4) Represents year-over-year percentage change from the second quarter of 2024.

Second Quarter 2025 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the second quarter of 2025, as compared to the first quarter of 2025 and the second quarter of 2024.

	Sequential (Q2 2025 vs. Q1 2025)			YoY (Q2 2025 vs. Q2 2024)
Realized Commodity Prices	Q2 2025	Q1 2025	Sequential Change(1)	Q2 2025	Q2 2024	YoY Change(2)

Oil Prices, per Bbl	$64.34	$72.38	-11%	$64.34	$81.20	-21%
Natural Gas Prices, per Mcf	$2.05	$3.56	-42%	$2.05	$2.00	+3%
(1) Second quarter 2025 as compared to first quarter 2025.
(2) Second quarter 2025 as compared to second quarter 2024.

Second Quarter 2025 Financial Highlights

The following table summarizes Matador’s financial highlights during the second quarter of 2025, as compared to the first quarter of 2025 and the second quarter of 2024.

	Sequential (Q2 2025 vs. Q1 2025)			YoY (Q2 2025 vs. Q2 2024)
(In millions, except per share data)	Q2 2025	Q1 2025	Sequential Change(1)	Q2 2025	Q2 2024	YoY Change(2)

Net income(3)	$150.2	$240.1	-37%	$150.2	$228.8	-34%
Earnings per common share (diluted)(3)	$1.21	$1.92	-37%	$1.21	$1.83	-34%
Adjusted net income(3)	$190.9	$249.3	-23%	$190.9	$255.9	-25%
Adjusted earnings per common share (diluted)(3)	$1.53	$1.99	-23%	$1.53	$2.05	-25%
Adjusted EBITDA(3)	$594.2	$644.2	-8%	$594.2	$578.1	+3%
Net cash provided by operating activities(4)	$501.0	$727.9	-31%	$501.0	$592.9	-17%
Adjusted free cash flow(3)	$132.7	$141.9	-7%	$132.7	$167.0	-21%

San Mateo net income(5)	$65.6	$45.2	+45%	$65.6	$38.3	+71%
San Mateo Adjusted EBITDA(5)	$85.5	$60.4	+42%	$85.5	$58.0	+47%
(1) Second quarter 2025 as compared to first quarter 2025.
(2) Second quarter 2025 as compared to second quarter 2024.
(3) Attributable to Matador Resources Company shareholders.
(4) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(5) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.

Second Quarter 2025 Capital Expenditures

Matador’s drilling, completing and equipping (“D/C/E”) capital expenditures for the second quarter of 2025 were $345.3 million, which was 4% below the midpoint of Matador’s expected range of $330 to $390 million. These lower capital expenditures are primarily due to capital and operational efficiency initiatives. Midstream capital expenditures of $56.2 million for the second quarter of 2025 were below Matador’s expected range of $60 to $90 million in total midstream capital expenditures for the quarter due to timing of costs incurred for the Marlan Plant expansion that was put in service in May 2025 and the associated gas gathering system.

Q2 2025 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$345.3	$360.0	-4%
Midstream	$56.2	$75.0	-25%
(1) Midpoint of guidance as provided on April 23, 2025.
(2) As compared to the midpoint of guidance provided on April 23, 2025.

Midstream Update

San Mateo’s operations in the second quarter of 2025 were highlighted by better-than-expected operating and financial results including record quarterly net income of $66 million and an all-time high quarterly Adjusted EBITDA of $85.5 million. The table below sets forth San Mateo’s throughput volumes for the second quarter of 2025, as compared to the first quarter of 2025 and second quarter of 2024. San Mateo’s natural gas processing capacity increased to 720 MMcf per day from its previous 520 MMcf per day upon completion of the Marlan Plant expansion during the second quarter of 2025, which contributed to record natural gas processing volumes for the quarter.

	Sequential (Q2 2025 vs. Q1 2025)			YoY (Q2 2025 vs. Q2 2024)
San Mateo Throughput Volumes	Q2 2025	Q1 2025	Sequential Change(1)	Q2 2025	Q2 2024	Change(2)

Natural gas gathering, MMcf per day	491	470	+4%	491	393	+25%
Natural gas processing, MMcf per day	486	456	+7%	486	355	+37%
Oil gathering and transportation, Bbl per day	50,300	48,800	+3%	50,300	46,300	+9%
Produced water handling, Bbl per day	414,400	420,800	-2%	414,400	429,800	-4%
(1) Second quarter 2025 as compared to first quarter 2025.
(2) Second quarter 2025 as compared to second quarter 2024.

Third Quarter 2025 Estimates

Third Quarter 2025 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 209,013 BOE per day in the second quarter of 2025 to decline slightly to a midpoint of approximately 199,750 BOE per day in the third quarter of 2025 before increasing again in the fourth quarter of 2025. The decline in quarterly record production from the second quarter of 2025 to the third quarter of 2025 is due to larger batches of wells being co-developed, which creates unevenness in quarterly production. Approximately 50 net operated wells were turned to sales in the latter half of the first quarter and the first half of the second quarter of 2025.

	Q2 and Q3 2025 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q2 2025	209,013	122,875	516.8	59%
Q3 2025E	198,500 to 201,000	116,500 to 118,000	492.0 to 498.0	59%

Third Quarter 2025 Estimated Wells Turned to Sales

At July 22, 2025, Matador expects to turn to sales 28 to 32 net operated horizontal wells in the Delaware Basin during the third quarter of 2025. Approximately 60 to 65% of these wells are expected to be in the Antelope Ridge asset area in Lea County, New Mexico. The remaining wells are in the Ranger asset area in Lea County, New Mexico and in the Rustler Breaks and Arrowhead asset areas in Eddy County, New Mexico. Approximately two-thirds of the operated wells expected to be turned to sales in the third quarter are in the second half of the quarter and, as a result, do not contribute to production in the full third quarter of 2025.

Third Quarter 2025 Estimated Capital Expenditures

Matador expects D/C/E capital expenditures for the third quarter of 2025 will be approximately $300 to $370 million, which is a 3% decrease as compared to $345.3 million for the second quarter of 2025, primarily due the reduction in operated rig activity announced in April. Matador expects its proportionate share of midstream capital expenditures will be approximately $25 to $55 million in the third quarter of 2025, which is a 29% decrease as compared to $56.2 million in the second quarter of 2025. Matador expects both D/C/E and midstream capital expenditures to be lower in the second half of the year, primarily due to the reduced pace of activity and increased capital efficiency noted above.

Improved Estimate and Outlook for Cash Taxes in 2025 and Beyond

On July 4, 2025, the President of the United States signed into law the One Big Beautiful Bill Act (the “OBBBA”). The OBBBA makes permanent, extends or modifies certain provisions under the 2017 Tax Cuts and Jobs Act, among other things. As a result, Matador is lowering its expected cash tax payments from a range of 5 to 10% of pre-tax book net income to a range of 0 to 5% of pre-tax book net income for the year ending December 31, 2025. Matador expects to recognize the benefit of the OBBBA in its financial statements for the third quarter of 2025, the quarter in which the law was enacted.

In addition, as a result of these OBBBA provisions, Matador does not expect to be subject to the Corporate Alternative Minimum Tax in 2026. Matador’s cash tax payments for 2026 will be dependent upon a variety of factors that will impact taxable income, including oil and natural gas prices, allowable deductions and any legislative changes thereon, and any tax credits generated that would offset tax liabilities in future years.

Second Quarter 2025 Earnings Conference Call

The Company will host a live conference call on Wednesday, July 23, 2025, at 10:00 a.m. Central Time to review its second quarter 2025 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI5cabb52f24cf496aa14cb36e45fefe1c and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the impact of OBBBA; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Net Production Volumes:(1)
Oil (MBbl)(2)	11,182	10,353	8,689
Natural gas (Bcf)(3)	47.0	45.1	35.4
Total oil equivalent (MBOE)(4)	19,020	17,877	14,588
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	122,875	115,030	95,488
Natural gas (MMcf/d)(6)	516.8	501.6	388.9
Total oil equivalent (BOE/d)(7)	209,013	198,631	160,305
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$64.34	$72.38	$81.20
Oil, with realized derivatives (per Bbl)	$64.34	$72.38	$81.20
Natural gas, without realized derivatives (per Mcf)(8)	$2.05	$3.56	$2.00
Natural gas, with realized derivatives (per Mcf)	$2.20	$3.62	$2.11
Revenues (millions):
Oil and natural gas revenues	$815.8	$909.9	$776.3
Third-party midstream services revenues	$42.0	$33.5	$32.7
Realized gain on derivatives	$6.9	$2.7	$3.8
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.35	$5.25	$5.27
Lease operating	$5.56	$5.96	$5.42
Plant and other midstream services operating	$2.40	$2.96	$2.55
Depletion, depreciation and amortization	$15.91	$15.77	$15.49
General and administrative(9)	$1.69	$1.89	$1.91
Total(10)	$29.91	$31.83	$30.64
Other (millions):
Net sales of purchased natural gas(11)	$32.0	$8.6	$11.0

Net income (millions)(12)	$150.2	$240.1	$228.8
Earnings per common share (diluted)(12)	$1.21	$1.92	$1.83
Adjusted net income (millions)(12)(13)	$190.9	$249.3	$255.9
Adjusted earnings per common share (diluted)(12)(14)	$1.53	$1.99	$2.05
Adjusted EBITDA (millions)(12)(15)	$594.2	$644.2	$578.1
Net cash provided by operating activities (millions)(16)	$501.0	$727.9	$592.9
Adjusted free cash flow (millions)(12)(17)	$132.7	$141.9	$167.0

San Mateo net income (millions)(18)	$65.6	$45.2	$38.3
San Mateo Adjusted EBITDA (millions)(15)(18)	$85.5	$60.4	$58.0
San Mateo net cash provided by operating activities (millions)(18)	$23.3	$81.6	$48.1
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$(14.9)	$(6.4)	$35.2

D/C/E capital expenditures (millions)	$345.3	$394.4	$314.5
Midstream capital expenditures (millions)(19)	$56.2	$46.4	$45.3
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.24, $0.22 and $0.40 per BOE of non-cash, stock-based compensation expense in the second quarter of 2025, the first quarter of 2025 and the second quarter of 2024, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $67.9 million, $62.8 million and $46.3 million less expenses of $35.9 million, $54.1 million and $35.2 million in the second quarter of 2025, the first quarter of 2025 and the second quarter of 2024, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Pronto Midstream, LLC (“Pronto”) was wholly-owned by Matador until December 18, 2024, the date Matador contributed Pronto to San Mateo (the “Pronto Transaction”). Excludes midstream assets acquired in Matador’s acquisition of Ameredev Stateline II, LLC (“Ameredev”) in 2024.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash	$10,520	$23,033
Restricted cash	76,266	71,709
Accounts receivable
Oil and natural gas revenues	336,082	331,590
Joint interest billings	234,727	260,555
Other	87,982	62,584
Derivative instruments	16,173	15,968
Lease and well equipment inventory	43,112	38,469
Prepaid expenses and other current assets	110,992	123,437
Total current assets	915,854	927,345
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	13,383,014	12,534,290
Unproved and unevaluated	1,699,414	1,702,203
Midstream properties	1,854,094	1,683,334
Other property and equipment	49,706	47,532
Less accumulated depletion, depreciation and amortization	(6,784,277)	(6,203,263)
Net property and equipment	10,201,951	9,764,096
Other assets
Derivative instruments	2,859	—
Other long-term assets	159,246	158,668
Total other assets	162,105	158,668
Total assets	$11,279,910	$10,850,109
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$143,735	$147,139
Accrued liabilities	437,194	441,484
Royalties payable	277,560	227,865
Amounts due to affiliates	23,101	30,544
Derivative instruments	11,128	—
Advances from joint interest owners	109,450	83,338
Other current liabilities	69,678	64,987
Total current liabilities	1,071,846	995,357
Long-term liabilities
Borrowings under Credit Agreement	390,000	595,500
Borrowings under San Mateo Credit Facility	778,000	615,000
Senior unsecured notes payable	2,118,005	2,114,908
Asset retirement obligations	116,960	114,237
Derivative instruments	24,179	—
Deferred income taxes	941,846	847,666
Other long-term liabilities	112,552	110,009
Total long-term liabilities	4,481,542	4,397,320
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 125,416,303 and 125,101,268 shares issued; and 124,176,688 and 125,048,396 shares outstanding, respectively	1,254	1,251
Additional paid-in capital	2,546,557	2,533,247
Retained earnings	2,869,147	2,556,987
Treasury stock, at cost, 1,239,615 and 52,872 shares, respectively	(50,785)	(2,336)
Total Matador Resources Company shareholders’ equity	5,366,173	5,089,149
Non-controlling interest in subsidiaries	360,349	368,283
Total shareholders’ equity	5,726,522	5,457,432
Total liabilities and shareholders’ equity	$11,279,910	$10,850,109

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Oil and natural gas revenues	$815,774	$776,279	$1,725,692	$1,479,819
Third-party midstream services revenues	42,007	32,651	75,506	65,008
Sales of purchased natural gas	67,897	46,265	130,653	95,711
Realized gain on derivatives	6,947	3,770	9,661	4,045
Unrealized loss on derivatives	(37,313)	(11,829)	(32,242)	(9,754)
Total revenues	895,312	847,136	1,909,270	1,634,829
Expenses
Production taxes, transportation and processing	82,783	76,812	176,628	146,965
Lease operating	105,720	79,030	212,286	155,325
Plant and other midstream services operating	45,645	37,258	98,558	76,881
Purchased natural gas	35,944	35,240	90,077	74,672
Depletion, depreciation and amortization	302,602	225,934	584,493	438,245
Accretion of asset retirement obligations	1,767	1,329	3,494	2,602
General and administrative	32,187	27,913	65,919	57,566
Total expenses	606,648	483,516	1,231,455	952,256
Operating income	288,664	363,620	677,815	682,573
Other income (expense)
Interest expense	(53,345)	(35,986)	(102,834)	(75,548)
Other income (expense)	3,502	(2,121)	9,008	(1,544)
Total other expense	(49,843)	(38,107)	(93,826)	(77,092)
Income before income taxes	238,821	325,513	583,989	605,481
Income tax provision (benefit)
Current	23,089	30,104	46,070	47,376
Deferred	33,373	47,882	93,313	97,388
Total income tax provision	56,462	77,986	139,383	144,764
Net income	182,359	247,527	444,606	460,717
Net income attributable to non-controlling interest in subsidiaries	(32,134)	(18,758)	(54,296)	(38,219)
Net income attributable to Matador Resources Company shareholders	$150,225	$228,769	$390,310	$422,498
Earnings per common share
Basic	$1.21	$1.83	$3.13	$3.46
Diluted	$1.21	$1.83	$3.12	$3.45
Weighted average common shares outstanding
Basic	124,418	124,786	124,804	122,253
Diluted	124,456	124,896	124,977	122,438

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating activities
Net income	$182,359	$247,527	$444,606	$460,717
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss on derivatives	37,313	11,829	32,242	9,754
Depletion, depreciation and amortization	302,602	225,934	584,493	438,245
Accretion of asset retirement obligations	1,767	1,329	3,494	2,602
Stock-based compensation expense	4,572	2,974	8,460	5,812
Deferred income tax provision	33,373	47,882	93,313	97,388
Amortization of debt issuance cost and other debt-related costs	3,673	4,942	7,336	9,586
Other non-cash changes	908	(331)	1,117	(664)
Changes in operating assets and liabilities
Accounts receivable	(18,596)	433	(7,324)	(55,086)
Lease and well equipment inventory	(11,122)	(5,336)	(21,955)	(7,380)
Prepaid expenses and other current assets	(6,231)	1,794	2,126	320
Other long-term assets	(837)	(410)	(1,029)	(156)
Accounts payable, accrued liabilities and other current liabilities	(37,812)	17,467	6,281	28,678
Royalties payable	17,453	17,289	49,694	33,811
Advances from joint interest owners	(6,392)	18,714	26,112	36,485
Other long-term liabilities	(2,003)	890	(60)	1,377
Net cash provided by operating activities	501,027	592,927	1,228,906	1,061,489
Investing activities
Drilling, completion and equipping capital expenditures	(367,114)	(375,076)	(745,476)	(611,715)
Acquisition of Ameredev	—	(95,250)	—	(95,250)
Acquisition of oil and natural gas properties	(43,456)	(53,846)	(125,118)	(256,110)
Midstream capital expenditures	(86,910)	(52,115)	(159,844)	(157,201)
Expenditures for other property and equipment	(814)	(545)	(1,756)	(771)
Proceeds from sale of assets	19	—	22,257	900
Proceeds from sale of equity method investment	3,263	—	3,263	—
Net cash used in investing activities	(495,012)	(576,832)	(1,006,674)	(1,120,147)
Financing activities
Repayments of borrowings under Credit Agreement	(640,000)	(790,000)	(1,235,500)	(1,720,000)
Borrowings under Credit Agreement	625,000	625,000	1,030,000	1,315,000
Repayments of borrowings under San Mateo Credit Facility	(65,000)	(71,000)	(165,000)	(136,000)
Borrowings under San Mateo Credit Facility	188,000	57,000	328,000	126,000
Cost to amend credit facilities	(463)	(132)	(463)	(11,424)
Proceeds from issuance of senior unsecured notes	—	900,000	—	900,000
Cost to issue senior unsecured notes	—	(15,621)	—	(15,621)
Purchase of senior unsecured notes	—	(699,191)	—	(699,191)
Proceeds from issuance of common stock	—	—	—	344,663
Repurchases of common stock	(44,249)	—	(44,249)	—
Dividends paid	(38,970)	(24,889)	(78,150)	(48,747)
Contributions related to formation of San Mateo	6,400	8,750	9,200	10,250
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	11,760	—	19,110
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(26,569)	(24,451)	(62,230)	(50,176)
Taxes paid related to net share settlement of stock-based compensation	(536)	(925)	(11,081)	(14,440)
Other	(358)	(2,819)	(715)	(3,161)
Net cash provided by (used in) financing activities	3,255	(26,518)	(230,188)	16,263
Change in cash and restricted cash	9,270	(10,423)	(7,956)	(42,395)
Cash and restricted cash at beginning of period	77,516	74,326	94,742	106,298
Cash and restricted cash at end of period	$86,786	$63,903	$86,786	$63,903

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$150,225	$240,085	$228,769
Net income attributable to non-controlling interest in subsidiaries	32,134	22,162	18,758
Net income	182,359	262,247	247,527
Interest expense	53,345	49,489	35,986
Total income tax provision	56,462	82,921	77,986
Depletion, depreciation and amortization	302,602	281,891	225,934
Accretion of asset retirement obligations	1,767	1,727	1,329
Unrealized loss (gain) on derivatives	37,313	(5,071)	11,829
Non-cash stock-based compensation expense	4,572	3,888	2,974
Non-recurring (income) expense	(2,300)	(3,286)	2,933
Consolidated Adjusted EBITDA	636,120	673,806	606,498
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(41,875)	(29,583)	(28,425)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$594,245	$644,223	$578,073

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$501,027	$727,879	$592,927
Net change in operating assets and liabilities	65,540	(119,385)	(50,841)
Interest expense, net of non-cash portion	49,672	45,826	31,044
Current income tax provision	23,089	22,981	30,104
Other non-cash and non-recurring (income) expense	(3,208)	(3,495)	3,264
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(41,875)	(29,583)	(28,425)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$594,245	$644,223	$578,073

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$65,580	$45,229	$38,285
Depletion, depreciation and amortization	11,300	10,668	9,237
Interest expense	8,464	6,321	9,189
Accretion of asset retirement obligations	116	115	99
Non-recurring (income) expense	—	(1,960)	1,200
Adjusted EBITDA	$85,460	$60,373	$58,010

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$23,305	$81,586	$48,052
Net change in operating assets and liabilities	54,160	(25,116)	(154)
Interest expense, net of non-cash portion	7,995	5,863	8,912
Non-recurring (income) expense	—	(1,960)	1,200
Adjusted EBITDA	$85,460	$60,373	$58,010

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$150,225	$240,085	$228,769
Total income tax provision	56,462	82,921	77,986
Income attributable to Matador Resources Company shareholders before taxes	206,687	323,006	306,755
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	37,313	(5,071)	11,829
Non-recurring (income) expense	(2,300)	(2,326)	5,359
Adjusted income attributable to Matador Resources Company shareholders before taxes	241,700	315,609	323,943
Income tax expense(1)	50,757	66,278	68,028
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$190,943	$249,331	$255,915

Weighted average shares outstanding - basic	124,418	125,189	124,786
Dilutive effect of options and restricted stock units	38	153	110
Weighted average common shares outstanding - diluted	124,456	125,342	124,896
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.53	$1.99	$2.05
Diluted	$1.53	$1.99	$2.05

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Net cash provided by operating activities	$501,027	$727,879	$592,927
Net change in operating assets and liabilities	65,540	(119,385)	(50,841)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(37,958)	(27,670)	(23,470)
Performance incentives received from Five Point	6,400	2,800	8,750
Total discretionary cash flow	535,009	583,624	527,366

Drilling, completion and equipping capital expenditures	367,114	378,362	375,076
Midstream capital expenditures	86,910	72,934	52,115
Expenditures for other property and equipment	814	942	545
Net change in capital accruals	(7,227)	20,279	(61,168)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(45,276)	(30,797)	(6,220)
Total accrual-based capital expenditures(3)	402,335	441,720	360,348
Adjusted free cash flow	$132,674	$141,904	$167,018

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2025	2025	2024
Net cash provided by San Mateo operating activities	$23,305	$81,586	$48,052
Net change in San Mateo operating assets and liabilities	54,160	(25,116)	(154)
Total San Mateo discretionary cash flow	77,465	56,470	47,898

San Mateo capital expenditures	76,735	61,471	11,215
Net change in San Mateo capital accruals	15,665	1,381	1,479
San Mateo accrual-based capital expenditures	92,400	62,852	12,694
San Mateo adjusted free cash flow	$(14,935)	$(6,382)	$35,204